Exhibit 3.5
CERTIFICATE OF AMENDMENT
to the
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
SOURCEFIRE, INC.
     The undersigned, E. Wayne Jackson, III, the Chief Executive Officer of Sourcefire, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     I. The Corporation’s Certificate of Incorporation was initially filed in the Office of the Secretary of State of Delaware on December 13, 2001 and has been amended by (i) an Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on January 31, 2002, (ii) a second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on June 12, 2002, (iii) a First Certificate of Amendment to the second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on October 8, 2002, (iv) a Second Certificate of Amendment to the second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on November 26, 2002, (v) a Third Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on February 10, 2003, (vi) a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on November 17, 2003, (vii) a Fourth Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on January 14, 2004, and (viii) a Fifth Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on May 23, 2006.
     II. The Board of Directors of the Corporation duly adopted a resolution pursuant to Section 242 of the DGCL proposing that this Certificate of Amendment (the “Amendment”) amend the Fifth Amended and Restated Certificate of Incorporation, and determined this Amendment to be advisable and in the best interest of the Corporation, and directed that the Amendment be submitted for consideration and action thereon by the stockholders of the Corporation.
     III. Pursuant to Sections 228 and 242 of the DGCL, by written consent in lieu of a special meeting of stockholders, the holders of the requisite number of outstanding shares of capital stock of the Corporation entitled to vote on this matter voted in favor of, approved and adopted the Amendment.
     IV. The text of the Amendment, as set forth in Section V below, was duly adopted by the Board of Directors and by holders of the requisite number of outstanding shares of capital stock of the Corporation entitled to vote thereon in accordance with the DGCL.

     V. The text of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
          1. The initial paragraph of ARTICLE FIVE of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraphs shall be inserted in lieu thereof:
“ARTICLE FIVE
Authorized Capital
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) thirty-six million five hundred thousand (36,500,000) shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) eighteen million, two hundred ninety six thousand, one hundred and seven (18,296,107) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Upon the filing of this Amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of Delaware (the “Effective Time”), each 1.624 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully-paid and nonassessable share of the Corporation’s Common Stock, without any action by the holder thereof (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by $13.00.
     Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Fifth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 22nd day of  February  2007.

SOURCEFIRE, INC.

By:	/s/ E. Wayne Jackson, III

Name: E. Wayne Jackson, III Title: Chief Executive Officer